UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: November 17, 2004
(Date of earliest event reported)

Inland Western Retail Real Estate Trust, Inc.
(Exact name of registrant as specified in the charter)
Maryland	333-103799	42-1579325
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2901 Butterfield Road
Oak Brook, Illinois 60523
(Address of Principal Executive Offices)

(630) 218-8000
(Registrant's telephone number including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing in intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

Fox Creek Village, Longmont, Colorado

On November 22, 2004, we purchased a newly constructed shopping center known as Fox Creek Village, containing 139,730 gross leasable square feet (which includes 39,200 square feet of ground lease space). The center is located at 1601 Pace Street and 815 East 175th Avenue in Longmont, Colorado.

We purchased this property from an unaffiliated third party. Our total acquisition cost was approximately $21,000,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost was approximately $150 per square foot of leasable space.

We purchased this property with our own funds. However, we expect to place financing on the property at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

One tenant, King Soopers, leases more than 10% of the total gross leasable area of the property. The lease with this tenant requires the tenant to pay base annual rent on a monthly basis as follows:
			Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To
King Soopers	68,657	49	10.12	11/03	11/23
King Soopers Fuel Site (Ground Lease)	29,200	21	N/A	11/03	11/18

For federal income tax purposes, the depreciable basis in this property will be approximately $15,750,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Fox Creek Village was built during 2003 and 2004. As of November 1, 2004, this property was 86% occupied, with a total 120,162 square feet leased to 12 tenants and two ground lease tenants. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)
Caliber Cleaners	1,300	02/09	29,904	23.00
Cost Cutters	1,300	02/09	29,904	23.00
Nicolo's Chicago Style Pizza	2,477	02/09	54,504	22.00
Eyeluminations	1,400	02/09	30,804	22.00
Subway	1,580	03/09	34,764	22.00
Hi-Fi Nails	1,300	05/09	29,904	23.00
Shape Up to Ship Out	1,300	05/09	27,300	21.00
Starbucks Coffee	1,500	06/09	40,500	27.00
Squeeze International	1,400	08/09	31,500	22.50
PostNet	1,300	09/09	28,596	22.00
Vino Cellars Wine & Liquor	3,948	01/14	82,908	21.00
King Soopers Fuel Site (Ground Lease)	29,200	11/18	20,000	N/A
King Soopers	68,657	11/23	695,100	10.12
World Savings Bank (Ground Lease)	3,500	08/24	88,000	N/A

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Wilshire Plaza III, Kansas City, Missouri

On November 17, 2004, we finalized our purchase of 88,248 gross leasable square feet of the newly constructed single tenant space that is part of a shopping center known as Wilshire Plaza III containing 88,248. The center is located at I-35 and Highway 152 in Kansas City, Missouri.

We purchased this property from an unaffiliated third party. Our total acquisition cost was approximately $9,850,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost was approximately $112 per square foot of leasable space.

On November 17, 2004, we obtained financing in the amount of $5,417,500. The loan requires interest only payments at an annual rate of 5.12% and matures in November 2009.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

One tenant, Kohl's, leases 100% of the total gross leasable area of the property. The lease with this tenant requires the tenant to pay base annual rent on a monthly basis as follows:
Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To

Kohl's	88,248	100	8.37	11/04	01/24

For federal income tax purposes, the depreciable basis in this property will be approximately $7,387,500. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Item 9.01. Financial Statements and Exhibits

  Financial Statements

Financial statements will be filed for Fox Creek Village as the acquisition of this property does require financial statements under Rule 3-14 of the Securities and Exchange Commission Regulation S-X. No financial statements will be filed for Wilshire Plaza III as the acquisition of this property does not require financial statements under Rule 3-14 of the Securities and Exchange Commission Regulation S-X.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

By:	/s/ Lori J. Foust
Name:	Lori J. Foust
Title:	Principal Accounting Officer
Date:	November 17, 2004